UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 27, 2022

NEOGENOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9490 NeoGenomics Way, Fort Myers, Florida	33912
(Address of principal executive offices)	(Zip Code)

(239) 768-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2022, Mark W. Mallon, Chief Executive Officer (“CEO”) and a member of the Board of Directors (the “Board”) of NeoGenomics, Inc. (the “Company”), stepped down from his positions as CEO and director, effective as of March 28, 2022. In connection with Mr. Mallon’s departure, the Board appointed Lynn A. Tetrault, Esq. the Company’s non-executive Chair of the Board and Chair of the Culture and Compensation Committee, to serve as Executive Chair and the Company’s principal executive officer. Ms. Tetrault, as Executive Chair, will work together with the newly appointed “Office of the CEO,” comprised of the Company’s Chief Financial Officer, Chief Culture Officer and Chief Strategy and Corporate Development Officer, to discharge the duties and responsibilities of the chief executive officer.

Ms. Tetrault, age 59, who has been a member of the Board since June 2015, served as Lead Independent Director from 2020 to 2021 and was appointed Non-Executive Chair in October 2021. Previously, Ms. Tetrault served in a variety of executive roles at AstraZeneca PLC from 1993 to 2014 including Executive Vice President of Human Resources and Corporate Affairs from 2007 to 2014. Ms. Tetrault also serves as a Non-Executive Director of Rhythm Pharmaceuticals. Ms. Tetrault has an undergraduate degree from Princeton University and a J.D. from the University of Virginia Law School.

In connection with Mr. Mallon’s resignation, Mr. Mallon and the Company entered into a Separation Agreement dated as of March 28, 2022 (the “Separation Agreement”). Pursuant to the Separation Agreement, subject to Mr. Mallon’s execution and non-revocation of a general release of claims in favor of the Company, and Mr. Mallon’s compliance with his existing restrictive covenants, and in full consideration of any rights due under Mr. Mallon’s Employment Agreement dated as of February 22, 2022 (the “Employment Agreement”), the Company will pay Mr. Mallon (i) an amount equal to $775,000, which represents 12 months of base salary; (ii) an amount equal to $775,000, which represents Mr. Mallon’s target annual bonus; (iii) payment of premiums for healthcare coverage through the federal law commonly known as “COBRA” until the earliest of (a) 12 months post-termination, (b) the date Mr. Mallon and his eligible dependents cease to be eligible for such coverage under applicable law or plan terms or (c) the date at which Mr. Mallon obtains health coverage from another employer; and (iv) reimbursement for certain relocation and housing costs. Payment of the foregoing separation benefits will commence on the first payroll date immediately following the expiration of 60 days from the separation date.

In addition, pursuant to the Separation Agreement, (i) the unvested portion of the Buyout Equity Awards, as defined in the Employment Agreement, will become fully vested as of the separation date, and (ii) the portion of any other outstanding time-based equity awards granted under the Company’s Amended and Restated Equity Incentive Plan, the vesting of which is based solely on continued employment or service with the Company, that would have vested by its terms in the 12-month period following the separation date had Mr. Mallon remained continuously employed will become vested as of the separation date, with the remaining portion of each such award terminating on the separation date. For a period of 36 months following the separation date, Mr. Mallon may exercise any options to purchase common stock of the Company that were vested as of the separation date (after giving effect to the accelerated vesting described above), after which period any then-outstanding and unexercised stock options will automatically terminate.

The foregoing is not a complete description of the Separation Agreement and is qualified in its entirety by reference to the full text and terms of the Separation Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference. In addition, the form of Executive Employment Agreement between NeoGenomics, Inc. and each of its executive officers was previously filed by the Company as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022.

Item 7.01	Regulation FD Disclosure.

A copy of a press release related to the foregoing is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that Section and shall not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, dated as of March 28, 2022, by and between NeoGenomics, Inc. and Mark Mallon.

99.1	Press Release of NeoGenomics, Inc. dated March 28, 2022.

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ William B. Bonello
Name: William B. Bonello
Title: Chief Financial Officer
Date: March 28, 2022